UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 1, 2008
Belden Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	001-12561	36-3601505

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7733 Forsyth Boulevard, Suite 800
St. Louis, Missouri 63105
(Address of Principal Executive Offices, including Zip Code)
(314) 854-8000
(Registrant’s telephone number, including area code)
n/a
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if this Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 2.05 Costs Associated with Exit or Disposal Activities
Item 2.06 Material Impairments
Item 7.01 Regulation FD Disclosure
SIGNATURES
EXHIBIT INDEX
Exhibit 99.1 News Release dated December 3, 2008

Item 2.05. Costs Associated with Exit or Disposal Activities.
     On December 3, 2008, Belden Inc. (the “Company”) announced its intent to initiate a restructuring plan to adjust the Company’s cost structure due to current economic conditions. In connection with the plan, the Company expects to incur one-time charges of between $55 and $65 million, or $0.85 to $1.00 per share. The expected charges include severance associated with a work force reduction and other cash costs of $35 to $40 million and asset impairment and other non-cash charges of $20 to $25 million. The Company also expects that $35 to $40 million of these charges will be incurred during the current quarter and the remainder in future periods.
Item 2.06. Material Impairments.
     On December 3, 2008, Belden Inc. (the “Company”) announced its intent to initiate a restructuring plan to adjust the Company’s cost structure due to current economic conditions. In connection with the plan, the Company expects to incur one-time charges of between $55 and $65 million, or $0.85 to $1.00 per share. The expected charges include severance associated with a work force reduction and other cash costs of $35 to $40 million and asset impairment and other non-cash charges of $20 to $25 million. The Company also expects that $35 to $40 million of these charges will be incurred during the current quarter and the remainder in future periods.
Item 7.01. Regulation FD disclosure.
     Attached as Exhibit 99.1 is a copy of the Company’s press release dated December 3, 2008 announcing global restructuring actions, which is incorporated in this Item 7.01 by reference. The Company furnishes this information pursuant to Regulation FD.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

Exhibit No.	Descriptions

99.1	Press Release dated December 3, 2008, titled “Belden Announces Global Restructuring Actions.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELDEN INC.
Date: December 4, 2008	By:	/s/ Kevin Bloomfield
Vice President, Secretary and
General Counsel

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